UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant To Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.      )

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PROGENICS PHARMACEUTICALS, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 27, 2017

To Our Stockholders:

You are cordially invited to attend the Annual Meeting of Stockholders of Progenics Pharmaceuticals, Inc. to be held on Wednesday, June 14, 2017 at 10:00 A.M. local time at the Company’s offices located at One World Trade Center, 47th Floor, Suite J, New York, NY 10007. You must RSVP that you will attend the meeting in person. Please see the enclosed proxy card for more information on how to RSVP.

At this Meeting, you are being asked to consider and vote on (i) the election of Progenics’ directors, (ii) the annual advisory vote on executive compensation, (iii) the advisory vote on frequency of future executive compensation advisory votes, and (iv) ratifying your Board’s selection of Ernst & Young LLP to serve as Progenics’ independent registered public accounting firm for 2017.

Your Board encourages stockholders to participate in Progenics’ affairs and invites you to attend the Meeting in person. It is always important that your shares be represented. Whether or not you decide to attend the Meeting, we urge you to vote. Even if you return a Proxy Card or vote via the Internet or by telephone, you may still attend the Meeting and vote in person.

Thank you for your participation.

Very truly yours,

/s/ Peter J. Crowley

PETER J. CROWLEY

Chairman of the Board of Directors

PROGENICS PHARMACEUTICALS, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To be held June 14, 2017

The Annual Meeting of Stockholders of Progenics Pharmaceuticals, Inc. will be held at the Company’s offices located at One World Trade Center, 47th Floor, Suite J, New York, NY 10007, on Wednesday, June 14, 2017 at 10:00 A.M. local time, for the purpose of considering and voting upon the following matters, each as more fully described in the attached Proxy Statement:

1.	Electing seven directors to serve until the next Annual Meeting of Stockholders and until their successors are elected and have qualified.

2.	Approving, on an advisory basis, the compensation of the Company’s named executive officers as disclosed in this year’s Proxy Statement.
3.	Indicating, on an advisory basis, stockholder preference for the frequency of future advisory votes on compensation of named executive officers.

4.	Ratifying the Board’s selection of Ernst & Young LLP to serve as the Company’s independent registered public accounting firm for 2017.

Stockholders of record at the close of business on April 17, 2017 are entitled to receive notice of and vote at the Meeting. A list of stockholders entitled to vote at the Meeting is open to examination by any stockholder at our principal offices, One World Trade Center, New York, New York 10007.

Whether or not you plan to attend the Meeting, please vote your shares promptly via the Internet or the toll-free telephone number as described in the enclosed materials. If you received a Proxy Card by mail, please sign, date and return it in the envelope provided. If you attend the Meeting and vote in person, your vote by Proxy will not be used. However, you must RSVP that you will attend the meeting in person. You may revoke your Proxy at any time prior to its exercise, regardless of the manner used to transmit your voting instructions.

Promptly communicating your voting instructions by any of these methods will help us in preparing for the Meeting. We greatly appreciate your cooperation and participation.

By order of the Board of Directors,

/s/ Mark R. Baker

MARK R. BAKER

Chief Executive Officer

New York, New York

April 27, 2017

PROGENICS PHARMACEUTICALS, INC.

One World Trade Center

New York, New York 1007

April 27, 2017

PROXY STATEMENT FOR 2017 ANNUAL MEETING OF STOCKHOLDERS

This Proxy Statement is furnished to holders of Progenics Pharmaceuticals, Inc. (the “Company”, “Progenics”, “we” or “us”) common stock, in connection with the solicitation of proxies, in the accompanying form, by our Board of Directors for use at the Annual Meeting of Stockholders to be held at the Company’s offices located at One World Trade Center, 47th Floor, Suite J, New York, NY 10007 on Wednesday, June 14, 2017, at 10:00 A.M. local time, and at any and all adjournments thereof.

Our proxy materials are most readily available to stockholders on the Internet. On the date of this Proxy Statement, we are

●	Mailing to stockholders a Notice of Internet Availability of Proxy Materials that contains instructions on how to access the proxy materials online and how to request a physical or email copy; and

●

Making available at www.proxyvote.com the Notice, Proxy Statement, Proxy Card, and a copy of our 2016 Annual Report to Stockholders, which includes our Annual Report on Form 10-K to the U.S. Securities and Exchange Commission (“SEC”). To view these documents, enter the 12-digit control number which appears on your Notice.

These proxy materials and our other SEC filings are available on the Internet at www.progenics.com, and on the SEC’s EDGAR system, at www.sec.gov. You may also obtain without charge a copy of our Form 10-K and this Proxy Statement by writing to Investor Relations at our address above.

Stockholders of record at the close of business on April 17, 2017 are entitled to vote at the Meeting and any adjournment thereof. At that date, there were outstanding 70,225,199 shares of Progenics common stock, our only class of voting securities outstanding. Each stockholder is entitled to one vote for each share of common stock registered in the holder’s name on the record date. A majority of all shares of common stock outstanding constitutes a quorum and is required to be present in person or by proxy to conduct business at the Meeting.

You may revoke the authority granted by your proxy at any time prior to its use by filing with our Corporate Secretary a written revocation, submitting a new, proper proxy via the Internet or telephone after the date of the proxy to be revoked, or attending the Meeting and voting in person. The Company’s officers or employees will solicit proxies chiefly through dissemination of proxy materials via the Internet and the mails, and we may also solicit proxies in person or by telephone or other electronic communication. We may also enlist the aid of brokerage houses or our transfer agent in soliciting proxies. We will bear all solicitation expenses, including costs of preparing, assembling and distributing the proxy materials.

Shares of common stock represented by unrevoked proxies will be voted in accordance with the choice or instructions specified on the proxy. The persons named in the proxy intend, unless otherwise specifically instructed in the proxy, to vote all proxies received by them (i) FOR electing the seven director nominees named in Proposal 1, (ii) FOR approving, on an advisory basis, the compensation of our named executive officers as disclosed in this Proxy Statement, (iii) FOR an advisory indication of “every year” for the frequency of future stockholder advisory votes on compensation of named executive officers and (iv) FOR ratifying the Board’s selection of Ernst & Young LLP to serve as Progenics’ independent registered public accounting firm for 2017.

PROPOSAL 1: ELECTION OF DIRECTORS

At the Meeting, seven directors are to be elected to serve until the next Annual Meeting of Stockholders and until their respective successors are elected and have qualified. Proxies given pursuant to this solicitation will be voted as specified in the proxies, and if no specification is made will be voted in favor of the seven nominees listed below. Should a nominee become unavailable to serve for any reason between the date of this Proxy Statement and the Meeting, the proxies will be voted for an alternative nominee to be determined by the persons named in the Proxy Card. The Board has no reason to believe that any nominee will become unavailable between the date of this Proxy Statement and the Meeting. Proxies cannot be voted for a greater number of persons than the number of nominees named.

Our By-Laws require that in order to be elected, a director nominee must receive a majority of the votes cast with respect to such nominee in uncontested elections (the number of shares voted “for” a director nominee must exceed the number of votes cast “against” that nominee). If a nominee who is currently serving as a director is not re-elected, Delaware law provides that the director continues to serve on the Board until his or her successor is elected and qualified or until earlier resignation or removal (known as the “holdover rule”). In light of the holdover rule and to give appropriate effect to the majority voting standard, each incumbent director named below standing for election has, in accordance with our By-Laws and Corporate Governance Guidelines, submitted a contingent resignation which becomes effective only if the director fails to receive a sufficient number of votes for re-election at an annual meeting and the Board accepts the resignation. If an incumbent director does not receive the required vote for re-election, our Nominating and Corporate Governance Committee would make a recommendation to the Board on whether to accept or reject the resignation, or whether other action should be taken. The Board would act on the Committee’s recommendation and publicly disclose its decision and the rationale behind it within 90 days from the date of certification of the election results.

Director Nominees

Our nominees for directors of the Company, all of whom are currently directors, are listed below together with information concerning (i) their principal occupations or employment, including other public-company directorships, during the past five years, and (ii) the particular experience, qualifications, attributes and/or skills of each nominee that led the Board, and the Nominating and Corporate Governance Committee and our independent directors each to determine that he or she should serve as a director. None of the organizations identified below with which a director has previously been employed or associated is a parent, subsidiary, or affiliate of the Company.

	Director Since	Position with the Company
Peter J. Crowley (3)(4)	2009	Chairman
Mark R. Baker (1)(4)	2009	Chief Executive Officer and Director
Bradley L. Campbell(4)	2016	Director
Karen J. Ferrante (1)(4)	2014	Director
Michael D. Kishbauch (1)(2)(3)	2013	Director
David A. Scheinberg (4)	1996	Director
Nicole S. Williams (1)(2)	2007	Director

________________

Member of:

(1)     Audit Committee

(2)     Nominating and Corporate Governance Committee

(3)     Compensation Committee

(4)     Science Committee

Mr. Crowley, 58, joined our Board in February 2009. He is currently an Operating Partner of MTS Health Partners, L.P., a New York based healthcare merchant bank, and an Operating Partner at JH Partners LLC, a private equity firm, in which capacities he has served since 2011 and 2008, respectively. Mr. Crowley retired in 2008 as Managing Director of the Healthcare Investment Banking group at Oppenheimer & Co. Inc. (formerly CIBC World Markets Inc.), which he headed since 1995, with responsibility for public and private financing and advisory services for biotechnology, pharmaceutical, medical device and healthcare services companies. Mr. Crowley serves on the boards of directors of Mount Sinai Hospital, the Foundation Fighting Blindness and Rye Country Day School. He is also a board member at Woodbury Health Products Inc., a catheter distribution company; Anabios, a private biotechnology company; Celerion, a contract research organization; Ouidad, Inc., a hair salon company; and served until January 2016, as a director of NapaStyle, Inc., a specialty food and furnishings company. Mr. Crowley holds an M.B.A. in finance from Columbia University Graduate School of Business and a B.A. in economics from Harvard University.

Mr. Crowley brings to the Board deep perspective into U.S. and international capital markets and strategic business trends. As a senior investment banker specializing in the healthcare industry, Mr. Crowley developed financial and analytic capabilities which are key inputs in the development of the Company’s strategic direction, the setting of goals for its financial and operational plans, and the oversight of its financial reporting and audit functions. He has extensive knowledge of, and contacts with major participants in, the global biotechnology and pharmaceutical industries, as well as a wealth of experience evaluating the performance of businesses and products in the Company’s industry and designing appropriate strategic and financial alternatives for them.

Mr. Baker, 62, Chief Executive Officer (“CEO”), joined us in 2005 as Senior Vice President & General Counsel and Secretary. In 2008, he was appointed Executive Vice President, Corporate, in 2009 became President and a director, and has been CEO since March 2011. From 2003 to 2005, Mr. Baker was Chief Business Officer, Secretary and a director of New York Trans Harbor LLC, a privately-held ferry operation in New York City. From 1997 to 2001, he was Executive Vice President, Chief Legal Officer and Secretary of Continental Grain Company, a privately-held international agri-business and financial concern. Prior thereto, he was a partner and Co-Chairman of the Capital Markets Group of the New York law firm, Dewey Ballantine LLP. Mr. Baker also serves as Chairman of the Board of Directors of the Brooklyn Bridge Park Conservatory. He has an A.B. degree from Columbia College and a J.D. from the Columbia University School of Law.

Mr. Baker’s qualifications for serving as a director of the Company include his 30 years of business and legal experience, a significant portion of which has been in the life sciences industry. Mr. Baker has been involved in the senior management of the organizations with which he worked before joining the Company, and has extensive experience managing public and private companies, including specific experience with respect to the financial, accounting, audit, human resources, intellectual property, legal, environmental, insurance, scientific and operational aspects of businesses in diverse industries. He has also served as a legal and business advisor to numerous boards of directors of public and private entities.

Mr. Campbell, 41, joined our Board in June 2016. He has over 15 years of experience in the orphan drug industry and is currently serving as President and Chief Operating Officer of Amicus Therapeutics (NASDAQ: FOLD), a biotechnology company. He is a member of the BioNJ Board of Directors and is Amicus’ representative on the Health Care Initiative of New Jersey Board of Trustees. Before joining Amicus, Mr. Campbell held positions of increasing responsibility at Genzyme and Bristol-Myers Squibb and as strategy consultant for Marakon Associates. He is also past President of the National Tay-Sachs and Allied Diseases Association Board of Directors and currently services on their Corporate Advisory Council. Mr. Campbell received a B.A. in Public Policy from Duke University and an M.B.A. from Harvard Business School.

Mr. Campbell’s qualifications for serving as a member of our Board include his extensive experience in the pharmaceutical industry in the areas of corporate strategy, commercial operations and planning, business development and sales and marketing.

Dr. Ferrante, 59, joined our Board in January 2014. From April 2014 to August 2016, she was the head of Research and Development and Chief Medical Officer of Tokai Pharmaceuticals, Inc., a publicly traded biopharmaceutical company developing treatments for prostate cancer and other hormonally driven diseases. From 2007 to July 2013, Dr. Ferrante held senior positions at Millennium Pharmaceuticals, Inc. and its parent company, Takeda Pharmaceutical Company Limited, including Chief Medical Officer and most recently as Oncology Therapeutic Area Head and Cambridge USA Site Head from May 2013 to July 2013. From 1999 to 2007, she held positions of increasing responsibility at Pfizer Global Research & Development, culminating as Vice President, Oncology Development. She began her career in the pharmaceutical industry in 1995 as Associate Director of Clinical Oncology at Bristol-Myers Squibb Company. Prior to that, she was at the New England Deaconess Hospital in Boston (Beth Israel Deaconess), where she completed her internship and residency in internal medicine followed by her fellowship in hematology and oncology. While at Beth Israel Deaconess, she served as Instructor, Clinical Instructor and Clinical Fellow in Medicine at the Harvard Medical School. Dr. Ferrante serves on the Boards of MacroGenics, Inc., a publicly traded clinical-stage biopharmaceutical company focused on discovering and developing innovative monoclonal antibody-based therapeutics for the treatment of cancer, autoimmune disorders and infectious diseases and Hutchinson China MediTech Limited, a publicly traded innovative biopharmaceutical company which researches, develops, manufactures and sells pharmaceuticals and health care products. Dr. Ferrante also served as a director of Baxalta Inc., a publicly traded global biopharmaceutical company until its acquisition by Shire Pharmaceuticals in June 2016. She holds a B.S. in Chemistry and Biology from Providence College and an M.D. from Georgetown University; she has also been an author of a number of papers in the oncology field, is an active participant in academic and professional associations and symposia, and holds several patents.

Dr. Ferrante’s more than two decades’ experience working with major biotechnology and pharmaceutical companies and leading their efforts in oncology research and development and clinical activities, together with her prior experience as a practicing oncologist, gives her deep knowledge in our principal focus of operations, adding broad and significant insight into our developmental and clinical efforts for the perspective of our Board.

Mr. Kishbauch, 68, joined our Board in September 2013. He has held senior management positions in the life sciences industry for almost three decades, with extensive operational, strategic, product planning and promotion, sales, marketing and product launch experience. Mr. Kishbauch was most recently President and Chief Executive Officer of Achillion Pharmaceuticals, Inc., a publicly traded pharmaceutical company, in which capacities, as well as a director, he served from 2004 until his retirement in 2013. Before joining Achillion, Mr. Kishbauch founded in 1996 and served until 2004 as President and Chief Executive Officer of OraPharma, Inc., a publicly traded, commercial-stage pharmaceutical company focused on oral health care which was acquired by Johnson & Johnson in 2003. He previously held senior management positions with MedImmune, Inc. Mr. Kishbauch continues to serve on Achillion’s Audit and Nominating and Governance Committees and has been previously a Chair of Achillion’s Strategy and Corporate Development Committee and currently serves on the Board and Audit Committee of Catabasis Pharmaceuticals, Inc., also a publicly traded biopharmaceutical company. He was a director of ARIAD Pharmaceuticals, Inc. from 2004 to 2008 and has held board positions with several other life sciences companies. He holds a M.B.A. from the Wharton School of the University of Pennsylvania and a B.A. in biology from Wesleyan University.

Mr. Kishbauch’s extensive experience as an entrepreneur and manager, as well as a public company senior executive, has provided him a uniquely comprehensive knowledge of and perspective on our industry and adds significant value to our Board.

Dr. Scheinberg, 61, joined our Board in 1996 and has been associated with the Sloan-Kettering Institute for Cancer Research since 1986, where he is, since 2002, the Vincent Astor Chair and Member, Leukemia Service; Chairman, Molecular Pharmacology Program; and Chairman, Experimental Therapeutics Center. He also holds the positions of Professor of Medicine (since 2002) and of Pharmacology (since 1999) at the Weill-Cornell Medical College of Cornell University, and is a Founder and Director of the Tri-Institutional Therapeutics Discovery Institute, a non-profit drug development corporation formed by Sloan-Kettering, Cornell and The Rockefeller University since 2013. He received a B.A. from Cornell and an M.D. and a Ph.D. in pharmacology and experimental therapeutics from The Johns Hopkins University School of Medicine.

Dr. Scheinberg’s expertise as a leading academic oncologist at Sloan-Kettering and Cornell is exceptionally valuable to the Board and its Science and Strategy Committee, which he chairs. He evaluates potential research directions and the design and monitoring of resulting programs. His broad knowledge of and contacts in the highest levels of medical research are important to our efforts to advance our research and development initiatives.

Ms. Williams, 72, joined our Board in January 2007 after retiring in May 2006 as Chief Financial Officer of Abraxis BioScience Inc., a biopharmaceutical company, and President of its Abraxis Pharmaceutical Products division, positions she assumed upon the April 2006 merger of American Pharmaceutical Partners, Inc. and American Bioscience Inc. From 2002 to 2006, Ms. Williams was the Executive Vice President and Chief Financial Officer of American Pharmaceutical Partners, Inc., as well as President from 2005 to 2006. Previously, she was Executive Vice President and Chief Financial Officer of R.P. Scherer Corp., a global drug delivery company. Ms. Williams is President of the Nicklin Capital Group, Inc., a firm she founded in 1999 to invest in and provide consulting to early-stage technology companies in the Midwest. She was a director and Audit Committee chair until November 2015 and a Compensation Committee member, at Intercept Pharmaceuticals, Inc., a publicly traded biotechnology company, and previously held the same positions, in addition to Nominating and Governance Committee chair, at Orchid Cellmark, Inc., a leading DNA identity testing service company, until its 2011 purchase by Laboratory Corporation of America Holdings. Ms. Williams received her Demi-License en Science Politique from the University of Geneva, Switzerland, her License en Science Politique from the Graduate Institute of International Affairs, University of Geneva, Switzerland and her M.B.A. from the Graduate School of Business, University of Chicago. She is a National Association of Corporate Directors Board Leadership Fellow.

Ms. Williams’ experience gives her special insight into the financial and operational issues that a company in the pharmaceutical industry faces. She brings expertise to us in the areas of financial analysis and reporting, internal auditing and controls, and risk management oversight. Her board and audit committee roles at other public companies give her a broad perspective in the areas of financial reporting, and audit and enterprise risk management (“ERM”). Her international training and experience with global corporations helps to guide us as our operations and activities have become more global.

VOTING

Those nominees receiving a majority of the votes cast in respect of him or her (the number of shares voted “for” the nominee must exceed the number of votes cast “against”) will be elected directors. Since neither abstentions nor broker non-votes are considered to be “votes cast,” they will not affect the outcome of the election.

Your Board deems the election of the seven nominees listed above as directors to be in the Company’s and stockholders’ best interests and recommends a vote FOR their election.

PROPOSAL 2: ADVISORY VOTE ON EXECUTIVE COMPENSATION

Under Section 14A of the Exchange Act, which was put in place by the U.S. Dodd-Frank Wall Street Reform and Consumer Protection Act our stockholders are entitled to vote, on an advisory, nonbinding basis, on the compensation of the following individuals: Mark R. Baker, our Chief Executive Officer (“CEO”), Patrick Fabbio, our Chief Financial Officer (“CFO”), Jeffrey D. Summer, our Senior Vice President, Strategy and Performance, Bryce Tenbarge, our Vice President, Commercial, Vivien Wong, our Executive Vice President, Development, and Sheldon Hirt, our former Executive Vice President and former General Counsel. Mr. Hirt’s employment with us terminated in September 2016. These individuals are referred to as Named Executive Officers (“NEOs”). Biographical, compensation, and other information concerning the NEOs appears in Executive and Other Officers and Executive Compensation, below.

As described in detail under Executive Compensation -- Compensation Discussion and Analysis (“CD&A”), our senior executive compensation program is designed to retain and incentivize high quality executives whose efforts are key to our long-term success. Our NEOs are rewarded on the basis of individual and corporate performance measured against established corporate and strategic goals. The Compensation Discussion and Analysis provides details about our executive compensation philosophy, objectives, and processes as well as information about 2016 compensation of our NEOs.

The Compensation Committee of our Board establishes and reviews NEO compensation to help ensure it achieves the desired goal of aligning executive compensation with our stockholders’ interests and current market practices.

In this proposal we ask stockholders to give advisory approval of the compensation of our NEOs. This vote is intended to address overall NEO compensation and the philosophy, policies and practices described in this Proxy Statement, rather than any specific item of compensation. We recommend that stockholders cast a non-binding advisory vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the compensation of the Company’s Named Executive Officers, as disclosed in the Company’s Proxy Statement for the 2017 Annual Meeting of Stockholders, particularly in the Compensation Discussion and Analysis and compensation tables, is hereby approved.”

The say-on-pay vote is advisory, and therefore not binding on Progenics, the Compensation Committee, or the Board. Nevertheless, the Compensation Committee and the Board value the opinions of stockholders, whether expressed through this vote or otherwise, and, accordingly, intend to consider the results of this vote in making future determinations regarding executive compensation arrangements.

Our current policy is to provide stockholders with an opportunity to approve the compensation of the NEOs each year at the annual meeting of stockholders. It is expected that the next such vote will occur at the 2018 annual meeting of stockholders. However, as noted in Proposal 3 below, the Company is asking stockholders to provide an advisory vote on the frequency of future say-on-pay votes.

VOTING

A majority of the votes cast at the Meeting in person or by proxy is necessary for approval of this advisory resolution. Since neither abstentions nor broker non-votes are considered to be “votes cast,” they will not affect the outcome of the vote.

Your Board deems approval of this advisory resolution to be in the Company’s and stockholders’ best interests and recommends a vote FOR Proposal 2.

PROPOSAL 3: ADVISORY VOTE ON THE FREQUENCY OF FUTURE

ADVISORY VOTES ON EXECUTIVE COMPENSATION

As described in Proposal 2 above, our stockholders are being provided the opportunity to cast an advisory vote on the compensation of the NEOs (referred to as a “say-on-pay” vote).

This Proposal 3 affords stockholders the opportunity to cast an advisory vote on how often the Company should include an advisory vote on executive compensation in its proxy materials for future annual meetings of stockholders (or special stockholder meetings for which the Company must include executive compensation information in the proxy statement for that meeting). Under this Proposal 3, stockholders may vote to have future advisory votes on executive compensation every year, every two years or every three years. Stockholders had the opportunity to cast this advisory vote (referred to as a “say-on-frequency” vote) at the 2011 annual meeting and voted to hold a say-on-pay vote every year (as opposed to every two or three years). Under SEC rules, the Company is required to hold a new say-on-frequency vote at least every six years.

The Company believes that advisory votes on executive compensation should be conducted every year so that stockholders may annually express their views on the Company’s executive compensation program. The Compensation Committee, which administers the Company’s executive compensation program, values the opinions expressed by stockholders in these advisory votes on executive compensation and will consider the outcome of these votes in making its decisions on executive compensation.

This proposal is advisory only and will not be binding on the Company, the Board of Directors or the Compensation Committee. Although non-binding, the Board of Directors and the Compensation Committee will carefully review the voting results. Notwithstanding the Board’s recommendation and the outcome of the stockholder vote, the Board may in the future decide to conduct advisory votes on executive compensation on a more or less frequent basis and may vary its practice based on factors such as discussions with stockholders and the adoption of material changes to the Company’s executive compensation program.

VOTING

In voting on this proposal, stockholders will be able to indicate their preference regarding the frequency of future advisory votes on executive compensation by specifying a choice of one year, two years or three years. Stockholders that do not have a preference regarding the frequency of future advisory votes on executive compensation should abstain from voting on the proposal. Stockholders will not be voting to approve or disapprove the recommendation of the Board of Directors.

Your Board deems it to be in the Company’s and stockholders’ best interests to approve holding future advisory votes on executive compensation every ONE YEAR (as opposed to every two years or every three years).

PROPOSAL 4: RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has selected Ernst & Young LLP (“E&Y”) to serve as our independent registered public accounting firm for 2017. E&Y has served in this capacity since their appointment as our independent auditors in 2012.

A representative of E&Y is expected to be present at the Meeting with the opportunity to make a statement if he or she so desires and to be available to respond to appropriate questions.

Although it is not required to do so, the Audit Committee is submitting the selection of E&Y as our independent registered public accounting firm for ratification at the Meeting. If this selection is not ratified, the Audit Committee will reconsider its choice.

Fees Billed for Services Rendered by Current and Former Accounting Firms

The following table discloses the fees that E&Y billed or is expected to bill for professional services rendered to us for 2016 and 2015:

	2016	2015
Audit Fees (1)	$705,499	$702,106
Audit-related Fees (2)	$-	$90,000
Tax Fees (3)	$67,500	$77,310
All Other Fees (4)	$1,627	$2,142

(1)

In connection with the audit of our annual financial statements, including attestation services required under section 404 of the Sarbanes-Oxley Act of 2002 and reviews of quarterly interim financial statements ($705,499 in 2016 and $702,106 in 2015).

(2)	In connection with financial diligence related to EXINI acquisition in 2015.
(3)

In connection with tax return preparation ($35,000 for 2016 and $25,000 for 2015), Section 382 Analysis and consultations ($32,500 for 2016), consultations in connection with adoption of tangible property regulations ($7,500 for 2015), and tax diligence and structuring related to EXINI acquisition ($44,810 in 2015).

(4)	For proprietary internet-based services ($1,627 in 2016 and $2,142 in 2015).

Pre-Approval of Audit and Non-Audit Services by the Audit Committee

Audit and non-audit services performed for us by our independent registered public accounting firm must be pre-approved by the Audit Committee in order to assure that the provision of such services does not impair the accounting firm’s independence. During the first quarter of each year, the Audit Committee reviews a schedule prepared by the accounting firm of certain types of services to be provided for that year along with projected fees. The Audit Committee reviews the schedule and provides general pre-approval of those types of services. The fee amounts are updated to the extent necessary at regularly scheduled meetings of the Audit Committee. Any additional service proposed to be provided after the annual pre-approval process requires specific pre-approval by the Audit Committee. The Audit Committee may delegate either general or specific pre-approval authority to its chair or any other member(s). The member(s) to whom such authority is delegated must report, for informational purposes only, any pre-approval decisions to the Audit Committee at its next meeting. The Audit Committee approved all services described above during 2016 and 2015.

VOTING

A majority of the votes cast at the Meeting in person or by proxy is necessary for ratification of the selection of E&Y as our independent registered public accounting firm. Since neither abstentions nor broker non-votes are considered to be “votes cast,” they will not affect the outcome of the vote.

Your Board deems the ratification of the selection of Ernst & Young LLP to be in the Company’s and stockholders’ best interests and recommends a vote FOR Proposal 4.

EXECUTIVE AND OTHER OFFICERS

Information concerning our executive and other officers other than Mr. Baker is set forth below. There are no family relationships between any of our directors and executive officers. None of the organizations identified below with which an officer has previously been employed or associated is a parent, subsidiary or affiliate of the Company. Background information for Mr. Baker is provided under Proposal 1.

Name	Position with the Company
Patrick Fabbio	Senior Vice President and Chief Financial Officer
Jeffrey D. Summer	Senior Vice President, Strategy and Performance
Bryce Tenbarge	Vice President, Commercial
Vivien Wong	Executive Vice President, Development

Mr. Fabbio, 49, joined us in November 2015 as Senior Vice President and Chief Financial Officer. Prior to joining us, he was Chief Financial Officer of electroCore, a privately-held bioelectric medicine healthcare company, and Vice President, Finance for NPS Pharmaceuticals, Inc., a publicly traded, global rare disease company. Mr. Fabbio has more than 20 years of financial leadership experience in both public and private life science and pharmaceutical companies including: Vice President, Finance, Catalent Pharma Solutions; Chief Financial Officer of Ikano Therapeutics; senior corporate finance, commercial, and transactional roles at Sanofi; and Corporate Controller for Biomatrix Inc., a publicly traded biotechnology company that was acquired by Genzyme. He graduated from Pace University with a B.B.A. in Accounting and from the Stern School of Business at New York University, with a Master’s Degree in Finance. He received his certified public accountant license in New Jersey.

Mr. Summer, 57, joined us in May 2015 and currently serves as Senior Vice President, Strategy and Performance. Prior to joining us, Mr. Summer’s key experience includes nearly fourteen years as a Partner at Deloitte LLP and later working as an independent consultant. While at Deloitte, in addition to leading the firm’s global talent management practice, Mr. Summer served a two-year secondment as the U.S. Firm’s Chief Human Resources Officer. Mr. Summer has worked with numerous companies in Healthcare including Pfizer, Financial Services including Goldman Sachs and Professional Services including Baker & McKenzie. Mr. Summer’s pro-bono work with global not-for-profit organizations that serve children has most recently included projects in India, Kenya, Senegal and the United States.

Mr. Tenbarge, 44, joined us in August 2016 as Vice President, Commercial. Prior to joining us, he was Vice President of Marketing and Commercialization at Celldex Therapeutics, a publicly-traded biotechnology company. Mr. Tenbarge has more than 15 years of commercial leadership experience with highly specialized products including: Senior Director of Global Oncology Marketing at Teva Pharmaceuticals and a variety of roles of increasing responsibility at Bristol-Myers Squibb in professional and payer marketing, market research and business intelligence. Mr. Tenbarge started his career as a commodity trader at Archer Daniels Midland in Chicago prior to receiving his MBA from The Ross School of Business at the University of Michigan.

Dr. Wong, 60, joined us in September 2007 and currently serves as Executive Vice President, Development. For three years prior to joining us, Dr. Wong was Principal at Theritas Pharmaceutical Consultants. From 1989 to 2004, she held positions of increasing responsibility in preclinical development and pharmacology at Emisphere Technologies, Vivoquest, and Regeneron Pharmaceuticals. Dr. Wong has been a co-author on over 30 scientific articles for peer-reviewed journals. She received a B.Sc. in biology from the Mississippi University for Women, a Ph.D. in anatomy and neurobiology from the University of Maryland School of Medicine, and completed a postdoctoral fellowship in neurology at the Albert Einstein College of Medicine.

CORPORATE GOVERNANCE

The Board and its Committees

Leadership. Since 2004, the positions of Board Chair and Chief Executive of the Company have been held by different individuals.

Our Chair, Mr. Crowley, and Mr. Baker, CEO and a director, provide leadership to the Board of Directors by setting meeting agendas, preparing information and alternatives for presentation to the Board and leading discussions among and decision making by the Board. In this process, other members of the Board, including Committee chairs, interact freely with Messrs. Crowley and Baker and with other members generally in contributing to the Board’s direction and priorities. Individual directors may and do become involved in matters outside the specific bounds of their Committee responsibilities as and when circumstances warrant and the Board deems appropriate.

Our Board believes that this structure is appropriate because it results in a balanced leadership, combining an independent Chair with members of management involved in the day-to-day operation of our business.

During 2016, the Board held eight meetings. It is the policy of the Board to hold an executive session of independent directors at each Board meeting. All Board members attended all meetings of the Board during 2016, except Mr. Campbell who did not attend one meeting of the Board.

Committees. The Board currently has four standing committees. All of our directors attended all meetings of the committee(s) on which he or she served during the year 2016. Committee charters are available on our website, www.progenics.com.

The Audit Committee reviews our quarterly and annual financial statements and the reporting documents in which they are submitted to the SEC, consults with our independent auditors and examines and considers other matters relating to the audit of our financial statements and our financial condition and affairs generally, including the selection and retention of our independent auditors. It is responsible for oversight of our outsourced internal audit provider, which reports directly to it, oversees the work of management to identify, assess, and monitor risk, and liaises with management and the Board in risk mitigation efforts. The Board has determined that Ms. Williams, Chair of the Committee, is an “audit committee financial expert” as such term is defined in in SEC rules. Dr. Ferrante and Mr. Kishbauch are also members of the Audit Committee. The Committee held eight meetings during 2016.

The Compensation Committee reviews and makes recommendations concerning salaries and incentive compensation for our employees and consultants, establishes and approves salaries and incentive compensation for our executive officers and other senior employees, administers our equity incentive plan and otherwise seeks to ensure that our compensation philosophy is consistent with our best interests, our stockholders, and our employees, and is properly implemented. The Committee may delegate any aspect its authority and responsibilities, in whole or in part, to the Chairperson of the Committee or a subcommittee when it deems appropriate and in our best interests, provided, however, that the Committee shall retain final review and approval authority in all such matters so delegated. Mr. Crowley is Chair and Mr. Kishbauch is a member of this Committee. The Committee held four meetings during 2016.

The Nominating and Corporate Governance Committee is responsible for developing and implementing policies and procedures intended to constitute and appropriately organize the Board to oversee our business and affairs and meet its fiduciary obligations to us and our stockholders on an ongoing basis. Among its specific duties, this Committee is tasked with (i) making recommendations to the Board about our corporate governance processes, (ii) assisting in identifying and recruiting candidates for the Board, (iii) administering the Nominations Policy, (iv) considering nominations to the Board received from stockholders, (v) making recommendations to the Board regarding the membership and chairs of the Board’s committees, (vi) overseeing the annual evaluation of the effectiveness of the organization of the Board and of each of its committees, (vii) periodically reviewing and making recommendations to the full Board regarding the type and amount of Board compensation for non-employee directors, and (viii) being responsible for recommending to the Board on whether to accept or reject the resignation of any incumbent director who does not receive the required vote for re-election in an uncontested election under our majority-voting standard. The Committee also annually reports findings of fact to the Board that permit the Board to make affirmative determinations regarding each Board and committee member with respect to independence and expertise criteria established by the NASDAQ Marketplace and SEC rules and applicable law. Mr. Kishbauch is Chair and Ms. Williams is a member of this Committee. The Committee held three meetings during 2016.

The Science Committee, is responsible for periodically examining our direction of and investment in our science and technology initiatives, including our research and development efforts, assisting the Board in its review, evaluation, and oversight of such initiatives and efforts, and advising the Board on scientific matters involving our research and development, clinical, and commercial programs, including internal projects and interactions with academic and other outside research organizations. Dr. Scheinberg is Chair of this committee and Messrs. Baker, Campbell, and Crowley and Dr. Ferrante are members. Pursuant to revisions made to its Charter in December 2015, the purpose and responsibilities of the Science Committee were revised to focus its role on overseeing and advising on science and technology and research and development matters rather than corporate strategy. In connection with such revisions, the name of the Committee was changed from The Science & Strategy Committee to the Science Committee. The Committee held two meetings during 2016.

Oversight of Risk Management

Risk is inherent in the business of developing pharmaceutical products, and our ability to manage the risks we face will ultimately determine our success. We face a number of risks, including economic risks, financial risks, legal and regulatory risks, and others, such as the impact of competition and reputational risks. Management is responsible for the day-to-day management of the risks that we face, while the Board, as a whole and through its committees, has responsibility for the oversight of risk management. In its risk oversight role, the Board is responsible for satisfying itself that the risk management processes designed and implemented by management are adequate and functioning as designed.

As a research and development public company focused primarily on later-stage clinical product candidates, the Company’s principal risks arise from the conduct of its research, development and clinical trial activities and its ability to build and effectively manage complex relationships with collaborators, manufacturers, vendors and other partners. While the Board is ultimately responsible for overall risk oversight at Progenics, various committees of the Board are actively involved in the oversight of risks facing us.

The committees of the Board receive regular reports from members of senior management on areas of material risk to the Company. When a committee receives the report, the Chairman of the relevant committee, reports on the discussion to the full Board during the next Board meeting. This enables the Board and its committees to coordinate their oversight of risk and identify risk interrelationships. Pursuant to its charter, the Audit Committee is responsible for discussing with management the Company’s major areas of financial risk exposure, and reviewing the Company’s risk assessment and risk management policies. As discussed in more detail in the Compensation Discussion and Analysis section of this Proxy Statement, the Compensation Committee reviews our compensation programs to ensure that these programs do not lead to excessive risk-taking by our employees. The Science Committee reviews the Company’s research and development activities and has the role of overseeing management’s monitoring of risks associated with the Company’s research, development and clinical trial activities. The Nominating and Corporate Governance Committee primarily oversees the evaluation of the Board of Directors and senior management, and makes recommendations to the Board regarding matters of corporate governance and ethics.

Director Independence and Other Qualifications

The Board has determined each of Messrs. Crowley, Kishbauch, and Campbell, Drs. Ferrante and Scheinberg and Ms. Williams to be an “independent director” as such term is defined in NASDAQ Marketplace rules.

The Board has also determined that each member of the Audit Committee and the Compensation Committee meets the independence standards applicable to those committees prescribed by the NASDAQ Marketplace rules, the SEC and the Internal Revenue Service. In accordance with the applicable NASDAQ rule, the Company’s director nominees each year, as well as new candidates for director, are recommended for the Board’s selection by independent directors constituting a majority of the Board’s independent directors in a vote in which only independent directors participate.

With the assistance of our legal counsel, the Nominating and Corporate Governance Committee reviews the applicable legal standards for Board member and Board committee independence and the criteria applied to determine “audit committee financial expert” status, as well as the answers to annual questionnaires completed by each of our directors. On the basis of this review, the Nominating and Corporate Governance Committee delivered a report to the full Board and the Board made its independence and “audit committee financial expert” determinations based upon the Nominating and Corporate Governance Committee’s report and each member’s review of the information made available to the Nominating and Corporate Governance Committee.

Stockholder Communications with the Board; Board Attendance at the Annual Meeting of Stockholders

Stockholders may communicate with the Board by writing to the Board care of the Corporate Secretary at our corporate headquarters. In general, any stockholder communication about bona fide issues concerning Progenics will be forwarded by our Corporate Secretary to the Board or a Board committee, as appropriate.

It is our policy that the members of the Board attend annual meetings of our stockholders. All of the seven members of our Board at the time attended the 2016 Annual Meeting of Stockholders.

Code of Business Ethics and Conduct

We have a Code of Business Ethics and Conduct (the “Code”) which is applicable to all of our directors, employees and consultants. The Code meets the criteria for a “code of ethics” under the SEC rules and “code of conduct” under the NASDAQ Marketplace rules. The Code is described in more detail under Other Matters - Certain Relationships and Related Transactions, below, and is available on our website at http://www.progenics.com/documents.cfm.

Director Nominations Process

The Nominating and Corporate Governance Committee administers our Director Nominations Policy, which establishes criteria for Board member candidates and the process by which candidates for inclusion in our recommended slate of director nominees are selected. The Committee’s charter, which includes the Nominations Policy, is available on our website at www.progenics.com.

Minimum Criteria for Board Members. Under the Director Nominations Policy, each Board candidate must possess at least the following specific minimum qualifications:

●	He or she shall be prepared to represent the best interests of all of our stockholders and not just one particular constituency.

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He or she shall be an individual who has demonstrated integrity and ethics in his or her personal and professional life and established a record of professional accomplishment in his or her chosen field.

●

Neither the candidate nor any family member (as defined in the NASDAQ Marketplace rules) or affiliate or associate (each as defined in SEC rules) shall have any material personal, financial or professional interest in any of our current or potential competitors.

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He or she shall be prepared to participate fully in Board activities, including, if eligible, active membership on at least one Board committee and attendance at, and active participation in, meetings of the Board and any committee of which he or she is a member, and not have other personal or professional commitments that would, in the Nominating and Corporate Governance Committee’s sole judgment, interfere with or limit his or her ability to do so.

Desirable Qualities and Skills. The Nominating and Corporate Governance Committee also considers it desirable that each candidate should:

●

Contribute to the Board’s overall diversity — diversity being broadly construed to mean a variety of opinions, perspectives, personal and professional experiences and backgrounds, as well as other differentiating characteristics.

●	Contribute positively to the collaborative culture among Board members.

●

Possess professional and personal experiences and expertise relevant to our goal of being a leading biopharmaceutical company. At this stage of our development, relevant experiences might include, among other things, large biotechnology or pharmaceutical company CEO or senior management experience, senior-level management experience in medical research or clinical development activities in the fields of oncology, immunology or molecular biology within a public company or large university setting, and relevant senior-level expertise in one or more of finance, accounting, sales and marketing, organizational development and public relations.

Internal Process for Identifying Candidates. The Nominating and Corporate Governance Committee has two primary methods for identifying Board candidates, any of which the Nominating and Corporate Governance Committee may from time to time delegate in whole or in part to one or more other members of the Board. On a periodic basis, the Nominating and Corporate Governance Committee may solicit suggestions for possible candidates from a number of sources, which may include members of the Board, our senior executives, individuals personally known to members of the Board, and independent research by either members of the Board or our senior executives. The Nominating and Corporate Governance Committee may also use its authority under its Charter to retain at the Company’s expense one or more search firms to identify candidates.

If a search firm is used, it may be asked to identify possible candidates who meet the minimum and desired qualifications expressed in the Director Nominations Policy; interview and screen candidates, and conduct appropriate background and reference checks; act as a liaison among the Board, the Nominating and Corporate Governance Committee, and the candidate during the screening and evaluation process; and be available for consultation as needed by the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee has the authority under its Charter to approve such firms’ fees and other retention terms.

Nomination of Directors by Stockholders. The Nominating and Corporate Governance Committee will also consider properly submitted stockholder nominations for candidates for membership on the Board. Any of our stockholders may recommend one or more eligible persons for election as a director at an annual meeting of stockholders if the stockholder provides the recommendation to our Corporate Secretary at our principal executive offices not less than 120 days prior to the anniversary of the date of the proxy statement released to stockholders in connection with the previous year’s annual meeting. In the event that we set an annual meeting date that is not within 30 days before or after the date of the immediately preceding annual stockholders meeting, the stockholder’s recommendation must be received no later than the close of business on the tenth day following the day on which notice of the date of the annual meeting was mailed or public disclosure of that date was made, whichever occurs first.

To be eligible for consideration, a candidate proposed by a stockholder must be independent of the stockholder providing the nomination in all respects, as determined by the Nominating and Corporate Governance Committee or by applicable law, qualify as an “independent director” under the NASDAQ Marketplace rules and meet the Minimum Criteria for Board Members set forth above.

Evaluation of Candidates. The Nominating and Corporate Governance Committee will consider all candidates identified through the processes described above, and will evaluate each of them, including incumbents, based on the same criteria.

If, based on the Nominating and Corporate Governance Committee’s or other Board member(s)’ initial evaluation, a candidate continues to be of interest, the Nominating and Corporate Governance Committee Chair or one or more other Board members will interview the candidate and communicate the interviewer(s)’ evaluation to the other Nominating and Corporate Governance Committee member(s), the Chairman of the Board, the CEO, and the independent members of the Board. Later reviews will be conducted by other members of the Nominating and Corporate Governance Committee, the Board and senior management. Ultimately, background and reference checks will be conducted and the Nominating and Corporate Governance Committee will meet to finalize its list of recommended candidates for the Board’s consideration.

Timing of the Identification and Evaluation Process. Our fiscal year is the calendar year. The Nominating and Corporate Governance Committee expects generally to meet one or more times to consider, among other things, candidates to be recommended to the Board and to the independent members of the Board for inclusion in our recommended slate of director nominees for the next annual meeting and our Proxy Statement. The Board usually meets each March or early April and at that meeting votes on, among other things, the slate of director nominees to be submitted to and recommended for election by stockholders at the annual meeting, which is typically held in May or June.

All candidates, whether identified internally or by a nomination received from a stockholder, who after evaluation are recommended by the Committee and the independent members of the Board, and approved by the Board, will be included in our recommended slate of director nominees in our Proxy Statement.

Future Revisions to the Nominations Policy. The Director Nominations Policy is intended to provide a flexible set of guidelines for the effective functioning of our director nominations process. The Nominating and Corporate Governance Committee intends to review the Director Nominations Policy at least annually and anticipates that modifications may be necessary or desirable from time to time as our needs and circumstances evolve, and as applicable legal or listing standards change. The Nominating and Corporate Governance Committee may amend the Director Nominations Policy at any time, in which case the most current version will be available on our web site at www.progenics.com.

Board Committee Reports

Audit Committee Report

The Audit Committee of the Board consists of three non-employee independent directors: Ms. Williams, Chair, Dr. Ferrante, and Mr. Kishbauch. The Board and the Audit Committee believe that the Audit Committee’s current member composition satisfies the NASDAQ Marketplace rule that governs audit committee composition, including the requirements that Audit Committee members satisfy the criteria for Audit Committee membership set forth in the federal Sarbanes-Oxley Act and SEC rules. The Audit Committee operates under a written Charter adopted by the Audit Committee and approved by the Board as a whole.

As set forth in its Charter, the Audit Committee’s role is one of oversight. Management is responsible for preparing our financial statements and our independent registered public accounting firm is responsible for auditing those financial statements and expressing an opinion as to their conformity with accounting principles generally accepted in the United States (“U.S. GAAP”).

The Audit Committee’s primary function is to assist the Board in monitoring and overseeing the integrity of our financial statements, systems of internal control and the audit process.

The Audit Committee as part of its regular duties selects, subject to stockholder ratification, our independent registered public accounting firm. In last year’s Proxy Statement, the Audit Committee reported that it had performed the necessary procedures to enable it to recommend to the Board the selection of E&Y as our auditor for the year 2016, which selection was ratified by our shareholders. As part of its other regular duties, the Audit Committee met regularly with management and E&Y, and reviewed and discussed our audited financial statements. The Audit Committee also received and reviewed the written disclosures and the letter from E&Y required by applicable requirements of the Public Company Accounting Oversight Board, including its Statement on Auditing Standards No. 61, as amended, regarding E&Y’s communications with the Audit Committee concerning independence, and discussed E&Y’s independence with E&Y. When considering E&Y’s independence, the Audit Committee considered whether their provision of services to us beyond those rendered in connection with their audit and review of our financial statements was compatible with maintaining their independence, and discussed with them any relationships that may affect their objectivity and independence. The Audit Committee also reviewed, among other things, the amount of fees paid to E&Y for audit and non-audit services in 2016 as presented under Fees Billed for Services Rendered by Current and Former Accounting Firms, above. Based on these discussions and considerations, the Audit Committee was satisfied as to E&Y’s independence.

The members of the Audit Committee are not professional accountants or auditors and, in performing their oversight role, have relied without independent verification on the information and representations provided to them by management and E&Y. Accordingly, the Audit Committee’s oversight does not provide an independent basis to certify that the audit of our financial statements has been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with U.S. GAAP or that E&Y is in fact “independent.”

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements referred to above be included in our 2016 Annual Report on Form 10-K. The Audit Committee has also determined, subject to stockholder ratification, to retain E&Y as the independent registered public accounting firm for the Company for 2017.

By the Audit Committee of the Board of Directors,

Nicole S. Williams, Chair

Karen J. Ferrante

Michael D. Kishbauch

Compensation Committee Report

The Compensation Committee has submitted the following report for inclusion in this Proxy Statement:

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement with management. Based on the Compensation Committee’s review of and the discussions with management with respect to the Compensation Discussion and Analysis, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference in our 2016 Annual Report on Form 10-K.

The foregoing report is provided by the following directors, who constitute the Compensation Committee:

By the Compensation Committee of the Board of Directors,

Peter J. Crowley, Chair

Michael D. Kishbauch

Compensation Committee Interlocks and Insider Participation. Messrs. Crowley and Kishbauch were members of the Compensation Committee during all of 2016. No member of the Compensation Committee is or has been an executive officer of the Company or had any relationships requiring disclosure by us under rules of the SEC requiring disclosure of certain relationships and related person transactions. None of our executive officers currently serves, or in the past fiscal year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our Board or its Compensation Committee.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis (“CD&A”)

We develop innovative medicines and other technologies to target and treat cancer. We compete with biopharmaceutical companies of all sizes to attract employees with the skills and expertise necessary to develop and commercialize drugs and achieve our objectives. Since the funds we can use for compensation are limited, we have worked to develop a compensation program that allows us to attract and retain talented individuals with the essential experience and skills we need at the executive level while being mindful of our limited resources. Our program combines base salary with an annual bonus opportunity and long-term equity incentives, primarily in the form of stock options. We strive to conserve cash resources by setting base salaries and total cash compensation at what we deem an appropriate level in view of market compensation data in our industry and other factors as discussed below, while providing meaningful long-term equity opportunities for our executives.

This CD&A outlines, among other things, our compensation philosophy, objectives and processes as they relate to our NEOs in 2016: Mark R. Baker, our CEO; Patrick Fabbio, our CFO; Mr. Jeffrey D. Summer, our Senior Vice President, Strategy and Performance; Mr. Bryce Tenbarge, our Vice President, Commercial; Dr. Vivien Wong, our Executive Vice President, Development; and Mr. Sheldon Hirt, our former Executive Vice President and former General Counsel, whose employment with us terminated in September 2016.

Overview. We believe the compensation for our NEOs in 2016 reflects our achievements and overall performance during the year. We made significant progress in achieving strategic objectives and program development in 2016. During 2016, RELISTOR® (methylnaltrexone bromide) annual net sales totaled $70.6 million (as reported by our partner, Valeant Pharmaceuticals International, Inc. (“Valeant”)). RELISTOR Tablets (450 mg once daily) were approved in the U.S. for the treatment of opioid-induced constipation (“OIC”) in patients with chronic non-cancer pain in July 2016 and launched commercially in September 2016.

In March 2017, we reported positive topline data from our registrational Phase 2b trial of AZEDRA®, our ultra-orphan therapeutic product for treating patients with iobenguane-avid malignant and/or recurrent pheochromocytoma and paraganglioma. The U.S. Food and Drug Administration (the “FDA”) designated AZEDRA as a Breakthrough Therapy in July 2015.

In December 2016, an interim analysis of the ongoing pivotal Phase 3 trial of 1404, our targeted SPECT/CT imaging agent, was performed. An independent Data Monitoring Committee (“DMC”) completed review of the interim data and recommended that the trial continue. Separately, an agreement with the FDA was reached to a modification in the Phase 3 trial’s protocol, allowing patients with very low risk prostate cancer to participate in the trial without having to undergo a radical prostatectomy.

Also in December 2016, we initiated a Phase 2/3 trial of PyLTM, our fluorinated prostate specific membrane antigen (PSMA) targeted Positron Emission Topography (“PET”) imaging agent for prostate cancer that was discovered and developed at the Center for Translational Molecular Imaging at the Johns Hopkins University School of Medicine. In addition to our sponsored studies and clinical trial collaborations, we anticipate that PyL’s potential activity will also be explored in investigator sponsored studies at various academic institutions.

At the same time, we continued our focus on costs control and maintaining a sustainable cash burn rate.

We believe the compensation of our executives reflected our performance during 2016 and that our program strongly links executive compensation with our performance. We have adopted a formal annual incentive plan based on established metrics and administered by the Compensation Committee to provide a framework to determine annual bonus payments to NEOs and other key employees. As part of that process, we establish annual goals and objectives for the Company and for each NEO, and, as discussed below, determine bonuses based on how well we and the executive performed against these goals and objectives as determined by the Compensation Committee. We believe the annual bonus plan helps contribute to our growth and the creation of value for our stockholders.

A significant percentage of our NEOs’ compensation is provided in the form of equity-based awards that we believe further align their interests with those of our stockholders. All of the stock options we granted to our NEOs in 2016 have an exercise price equal to the closing price of our common stock on the date of grant, and will therefore have value only if our stock price increases. The options vest over a multi-year period to provide an additional retention incentive for our executives.

The Compensation Committee believes that the total compensation approved by the Compensation Committee and awarded to the NEOs for 2016 appropriately reflects the performance of the executives and the Company and is consistent with our compensation philosophy.

Executive Compensation Objectives. We seek to achieve the following broad goals in our executive compensation programs and decisions regarding individual compensation:

●	Attract and retain executives critical to our overall success.

●	Reward executives for contributions to achieving strategic goals that enhance stockholder value.

●	Foster and maintain a company culture of ownership, creativity and innovation.

●	Motivate our NEOs to achieve critical long- and short-term development, product and financial milestones set by the Board in consultation with management.

General Compensation Process. The Compensation Committee is responsible for determining the elements and levels of compensation for our NEOs. In doing so, it reviews our corporate performance against financial and corporate achievement measures, assesses individual performance and evaluates recommendations of the CEO regarding compensation for other NEOs.

The process the Compensation Committee followed in assessing the NEOs’ and the Company’s performance for 2016 began, as has been the Compensation Committee’s practice in the past, with meetings in early 2016 that were principally focused on approving bonuses relating to 2015 performance and establishing 2016 salary and target bonus levels. In those meetings, Mr. Baker was invited to make an oral presentation and submit to the Compensation Committee written materials regarding the performance of the NEOs and other officers, his views regarding the performance of the Company, and his assessment of his own performance. Mr. Baker neither participated in nor was present for decisions regarding his own compensation.

To assist in its deliberations regarding executive compensation for 2016, the Compensation Committee directly engaged Frederic W. Cook & Co. (“FWC”) as its compensation consultant. FWC does not undertake any work for us other than its services for the Compensation Committee. The Compensation Committee has determined that FWC is independent and that its services do not raise any conflict of interest with us or any of our executive officers or directors. In carrying out its work for the Compensation Committee, FWC interacts from time to time directly with our management, as it determines appropriate, regarding its work product prior to presentation to the Compensation Committee in order to confirm alignment with our business strategy and obtain data or information necessary for its work.

FWC reviewed and discussed with the Compensation Committee competitive market compensation data for consideration when determining different levels and mix of compensation for 2016. The Compensation Committee reviewed publicly available compensation information of executive officers of a peer group of companies within the biotechnology industry, selected by the Compensation Committee with FWC’s assistance, that were similar to the Company in size, business model and state of development. For 2016, the peer group companies consisted of the following companies:

Agenus Inc.	Immunomedics Inc.
Ariad Pharmaceuticals Inc.	Nektar Therapeutics
Array Biopharma Inc.	OncoMed Pharmaceuticals, Inc.
BioCryst Pharmaceuticals, Inc.	Sucampo Pharmaceuticals, Inc.
BioDelivery Sciences International, Inc.	Synta Pharmaceuticals, Corp.
CTI BioPharma Corp.	Vanda Pharmaceuticals, Inc.
Curis, Inc.	XOMA Corporation
GTx Inc.

In updating the peer group for 2016, the Compensation Committee added two companies, CTI BioPharma Corp. and OncoMed Pharmaceuticals, Inc., to the 2015 peer group, and removed two companies, Dyax Corp. and Neurocrine Biosciences, Inc., in order to more closely align our peer group with us in terms of overall size, business model, and stage of development. Neurocrine and Dyax were removed from our peer group because their market capitalization was significantly higher than that of Progenics.

The peer company compensation data provided by FWC is used by the Committee as a general reference point in its compensation review. The Compensation Committee does not set compensation levels at any specific level or percentile against this compensation data (i.e., the Compensation Committee does not “benchmark” our executive compensation levels). The peer group data is only one point of information taken into account by the Compensation Committee in making compensation decisions as noted below.

In addition to Mr. Baker’s recommendations regarding the other NEOs and its review of market data, the Compensation Committee considered various other factors in setting 2016 target compensation opportunities such as the individual’s corporate roles and responsibilities, particular experience and expertise, performance and specific duties, the scope of his or her position and the department(s) or group(s) for which he or she had responsibility, our overall corporate financial performance and the progress of our research and development programs and strategic initiatives during the year. The Compensation Committee does not assign any particular weighting to any factor and has discretion to consider whatever factors it may deem relevant to a particular decision. Except as otherwise noted in this Compensation Discussion and Analysis, decisions by the Compensation Committee are subjective and the result of the Compensation Committee’s business judgment, which is informed by the experiences of the members of the Compensation Committee as well as analysis and input from, and comparable peer data provided by, the Compensation Committee’s independent compensation consultants.

We entered into an offer letter with Mr. Tenbarge in connection with his joining us in August 2016. The Compensation Committee believed that this agreement was appropriate in establishing the compensation to be provided to the executive and providing a further incentive for him to commence employment with us. The terms of Mr. Tenbarge’s letter are described in more detail in the applicable sections of this CD&A below.

Elements of Compensation. We utilize a compensation structure that we believe is similar to that of other similarly situated companies within the biotechnology industry which primarily includes base salary, an annual bonus opportunity and long-term incentives. These elements are designed to reward (i) core competence demonstrated in light of the executive’s duties and responsibilities (base salary), (ii) decision-making that supports our annual product, development and financial goals (annual bonus), and (iii) a focus on building shareholder value over the long term in a sustainable manner by making decisions that will not sacrifice long-term prospects for a particular short-term achievement or goal (long-term incentives).

Base Salary. Levels of base salary for our executives in general take into account an individual’s role and responsibilities, experience, expertise, individual performance and tenure. The Compensation Committee’s general approach is that the NEO’s base salaries should be set around the median level for the executive’s position relative to the peer data provided by the Compensation Committee’s consultant.

The Compensation Committee approved the following base salary levels for the NEOs for 2016, in each case representing an increase of 3.6% over the executive’s 2015 base salary, except that Mr. Summer received an increase of 10.0% in light of his promotion to an executive position and Dr. Wong received an increase of 9.5% due to her expanded responsibilities: Mr. Baker $593,551; Mr. Fabbio $362,600; Mr. Summer $275,000; Dr. Wong $393,680; and Mr. Hirt $388,500. The Compensation Committee determined in its judgment that each of these 2016 salary levels was appropriate, taking into account the peer company data provided by FWC and in light of the executive’s tenure in his position and the other factors noted above. Mr. Tenbarge joined us in August 2016, and his base salary was negotiated with him at that time and set at $325,000.

Annual Bonus. Beginning in the fourth quarter of each year, the Compensation Committee works collaboratively with senior management to develop corporate goals and objectives for the annual bonus plan that are tied to strategic plans for the coming year. For 2016, the Compensation Committee established five corporate strategic and research and development goals, one operational goal and one financial goal, with the corresponding weightings and achievement scores awarded by the Compensation Committee noted below, for use in determining annual cash bonuses:

		Compensation
		Committee	Score
Performance Metric	Weight	Assessment	Awarded
Advance the value of the RELISTOR franchise through oral RELISTOR approval by the FDA	25%	100%	25%

Obtain topline data that satisfy the Special Protocol Assessment (“SPA”) requirement for AZEDRA	20%	75% (partially met)	15%

Complete interim analysis to support continuation of Phase 3 trial of 1404	20%	100%	20%

Meet with the FDA to establish clinical path forward for PyL and commence clinical trial of PyL	10%	100%	10%

Establish commercial infrastructure required for successful launch of AZEDRA	5%	100%	5%

Commence U.S. commercialization of EXINI bone BSI	5%	100%	5%

Successfully manage the operating expenses of the Company within the 2016 approved budget(1)	15%	125% (exceeded)	19%
Total(2)	100%		99%

(1)	Exceeded the operating expenses goal through the achievement of a lower actual cash burn compared to budget.

(2)	At Mr. Baker’s recommendation, the Compensation Committee approved a corporate achievement percentage of 100% of target.

These corporate goals were used to measure performance over the course of the year. Consistent with its decisions over the last few years, the Compensation Committee did not establish individual goals for the NEOs. Instead, Mr. Baker reviewed with the Compensation Committee the individual performance of each NEO and the NEO’s role in achieving the corporate goals. Target bonus amounts were established for each executive based on a percentage of the executive’s base salary and are generally set at levels the Compensation Committee believes to be competitive. For 2016, Mr. Baker’s bonus target was 50% of his base salary, and his bonus opportunity was based entirely on achievement of the corporate goals listed above. The target bonus amounts for the other NEOs were set by the Compensation Committee in its judgment taking into account Mr. Baker’s recommendations. For Mr. Fabbio and Dr. Wong, the target bonus amounts were 35% of the executive’s base salary; for Mr. Summer, the target bonus amount was 30% of the executive’s base salary; and for Mr. Hirt, the target bonus amount was 40% of the his base salary. For each of these NEOs other than Mr. Baker, the bonus opportunity was allocated 75% and 25% to the achievement of corporate goals and the NEO’s individual performance, respectively. In each case, the Compensation Committee caps the achievement percentage for each goal at 150% of target, which effectively caps annual incentive bonus payments at 150% of the target award amount regardless of how many goals are met or achieved.

The target bonus amount for Mr. Tenbarge was negotiated with him and set forth in his offer letter. The letter provides for his target bonus to be 30% of his base salary. As he joined us during the year, his 2016 bonus opportunity was prorated to cover only the last six months of the year, as stated in his offer letter, and the Compensation Committee determined that his bonus opportunity would be allocated 67% and 33% to the achievement of corporate goals and individual performance, respectively.

The actual bonus amounts for the NEOs are determined by the Compensation Committee based on its assessment of achievement of the corporate goals identified above and of each individual NEO’s performance during the year (taking into account the recommendations of Mr. Baker with respect to the individual performance of the NEOs other than himself). As noted above, the Compensation Committee approved an achievement percentage of 100% for the corporate goals. The Compensation Committee also determined in reviewing the performance of the management team it would be appropriate to award each NEO an individual performance factor of 125%. Bonuses are generally paid in the first quarter of the following year.

For the individual NEOs, the Compensation Committee awarded annual incentive bonus payments as follows:

Mr. Baker. As noted above, Mr. Baker’s target annual incentive bonus was 50% of his annual base salary (or $296,776) and his bonus opportunity for 2016 was based entirely on our achievement of the corporate goals. Accordingly, for 2016, he was awarded an annual incentive bonus of $296,776, based on the corporate goal achievement factor determined by the Compensation Committee of 100%.

Mr. Fabbio. Mr. Fabbio’s target annual incentive bonus was 35% of his annual base salary (or $126,910) and his bonus opportunity for 2016 was based 75% on our achievement of the corporate goals and 25% on his individual performance. Accordingly, for 2016, he was awarded an annual incentive bonus of $134,842, an amount equal to 106.25% of his target bonus based on the 100% corporate goal achievement factor and his individual performance factor of 125%.

Mr. Summer. Mr. Summer’s target annual incentive bonus was $55,275 (or 30% of his annual base salary, prorated to 66.7% to reflect his change to part-time status during 2016), and his bonus opportunity for 2016 was based 75% on our achievement of the corporate goals and 25% on his individual performance. Accordingly, for 2016, he was awarded an annual incentive bonus of $58,730, an amount equal to 106.25% of his target bonus based on the 100% corporate goal achievement factor and his individual performance factor of 125%.

Mr. Tenbarge. Mr. Tenbarge’s target annual incentive bonus was $48,750 (or 30% of his annual base salary, prorated to 50% to reflect that he joined the Company in the middle of the year), and his bonus opportunity for 2016 was based 67% on our achievement of the corporate goals and 33% on his individual performance. Accordingly, for 2016, he was awarded an annual incentive bonus of $52,821, an amount equal to 108.33% of his target bonus based on the 100% corporate goal achievement factor and his individual performance factor of 125%.

Dr. Wong. Dr. Wong’s target annual incentive bonus was 35% of her annual base salary ($137,788) and her bonus opportunity for 2016 was based 75% on our achievement of the corporate goals and 25% on her individual performance. Accordingly, for 2016, she was awarded an annual incentive bonus of $146,400, an amount equal to 106.25% of her target bonus based on the 100% corporate goal achievement factor and her individual performance factor of 125%.

As noted above, Mr. Hirt’s employment with us terminated in September 2016 and accordingly, he was not eligible to receive an annual incentive bonus for 2016.

In addition to the annual bonuses for 2016 described above, the Compensation Committee also awarded a special bonus of $53,224 to Mr. Baker in 2016 in recognition of his efforts with advancing our clinical programs and strengthening our financial position with non-dilutive funds from the RELISTOR asset.

Long-Term Incentives. Long-term incentives may include both stock options and restricted stock awards. For 2016, as we have done in prior years, we granted stock options to the NEOs under our 2005 Stock Incentive Plan (the “2005 Plan”). The exercise prices of these options were set at the closing price of our common stock on the grant date so the options will only have value if our stock price increases after the grant date, further aligning the interests of our executives with those of our stockholders. The options vest generally in equal annual installments over three years from the date of grant subject to the executive’s continued employment through the vesting date, although the Compensation Committee may establish different vesting requirements as it deems appropriate for a particular award (for example, in connection with a new-hire or promotion grant). The Compensation Committee believes that stock options provide appropriate incentives for executives both to increase value on a long-term basis for our stockholders and to continue in service with the Company.

When determining the grant levels of long -term incentive awards to our NEOs, the Compensation Committee compares (i) the value of the grant with the value of comparable grants made to executive officers in our peer group as discussed above; (ii) the number of shares granted by position as a percentage of our total common shares outstanding, compared with the applicable percentages of comparable grants made to executives in our peer group; and (iii) the executive’s overall equity incentive opportunity, compared with the applicable overall equity incentive for executives in our peer group. The Compensation Committee believes these comparisons provide a meaningful context for assessing the competitive level of our equity grants and help ensure that we are not at a competitive disadvantage in terms of hiring or retaining key executive talent. As noted above, the Compensation Committee determines the levels of equity grants and other compensation in its judgment, uses the peer group information as background reference only and does not benchmark equity awards at any particular level relative to the peer group.

In March 2016, the Compensation Committee approved grants of stock options to each of Messrs. Baker, Fabbio, Hirt, and Summer and Dr. Wong. These grants were generally consistent with the grant levels awarded to our executives for 2015. In connection with his joining us in August 2016, the Compensation Committee also approved a stock option grant to Mr. Tenbarge. This grant was negotiated with Mr. Tenbarge and is subject to a five-year vesting schedule (as opposed to the three-year vesting schedule that applied to the NEO annual grants). More information on the options granted to our NEOs during 2016 and awards outstanding from prior grants are presented in the Grants of Plan-Based Awards in 2016 and Outstanding Equity Awards at Fiscal Year-End tables, below.

We generally grant annual equity awards near the beginning of the year (typically in March) to coincide with other compensation decisions. We may also grant awards to newly-hired employees or at other times during the year as deemed appropriate by the Compensation Committee.

Retirement, Welfare Benefits. We make available to our NEOs retirement and welfare benefits, consisting of participation in, and partial matching contributions by us to, our 401(k) retirement plan and access to medical, dental, and other welfare plans, all of which are available to all full-time employees. NEOs also receive reimbursement of premiums for enhanced life and disability insurance, totaling less than $10,000 per NEO, and we generally do not provide material perquisites to our NEOs. This philosophy is consistent with our view that company resources are generally best utilized in research, development and commercialization efforts. The total of these benefits in 2016 for each NEO is presented in the Summary Compensation Table, below.

Severance Benefits; No Tax Gross-Ups. We do not have employment or other severance agreements with any of our NEOs who are currently employed by us, although we do provide accelerated vesting of equity awards if an NEO is terminated by the Company without cause in connection with a change in control. We do not provide any of our executives with reimbursements or “gross-up” payments for any taxes incurred pursuant to Section 280G of the Internal Revenue Code (the “IRC”) or otherwise.

Compensation and Risk. We do not believe, given the nature of our activities and the manner in which our employees are compensated, that risks arising from our compensation policies and practices relating to all of our employees are reasonably likely to have a material adverse effect on us. As described above, the Compensation Committee establishes multiple performance goals for the annual incentive plan and believes that this structure mitigates the risk associated with overemphasis on a particular performance metric. In its assessment of the achievement of these annual performance goals, the Compensation Committee caps the our annual incentive bonus payments at 150% of the target award amount regardless of how many goals are met or achieved. A significant portion of our NEOs’ compensation is in the form of equity-based awards that further align the interests of our executives with those of our stockholders and provide additional incentives to focus on the long-term success of our company.

Tax Considerations. The IRC limits deduction of compensation paid to certain of our NEOs to $1,000,000 unless the compensation is “performance-based.” The 2005 Plan allows the Compensation Committee to grant awards that are intended to be exempt from the deduction limits imposed by Section 162(m) of the IRC if certain criteria are satisfied. There can be no assurance, however, that any compensation intended to qualify for deductibility awarded or paid by us will be fully deductible, and in any event we reserve discretion to design programs that we believe are consistent with our compensation goals and philosophy, even where the compensation paid may not be deductible.

Shareholder Advisory Vote on Executive Compensation

We provide our stockholders with the opportunity to cast an annual advisory vote to approve our executive compensation program (referred to as a “say-on-pay proposal”). At our Annual Meeting held in June 2016, approximately 99.1% of the votes actually cast on the say-on-pay proposal were voted in favor of the proposal. The Compensation Committee believes these strong results affirm stockholders’ support of our approach to our executive compensation program. In general, the Compensation Committee did not change its approach in 2016 and believes the program in place, as in prior years, includes a number of features that further the goals of our executive compensation program and reflect best practices in the market. The Compensation Committee will continue to consider the outcome of our say-on-pay proposals when making future compensation decisions for the NEOs.

Summary Compensation Table – 2014 – 2016

The table and footnotes below describe the total compensation paid to our NEOs for the years 2016, 2015, and 2014 as identified in the table below. As reflected in the table and discussed above in the CD&A, we compensate these executive officers with a combination of cash and stock options, the latter of which is presented in this table in dollar values (see note 1 and the equity compensation tables that follow). We did not issue any other types of equity awards (such as restricted stock or stock unit awards) in 2016.

	Year	Salary	Bonus (1)	Option Awards (2)	Non-Equity Incentive Plan Compensation (1)	All Other Compensation (3)	Total
Mark R. Baker	2016	$593,551	$53,224	$556,774	$296,776	$19,093	$1,519,418
Chief Executive Officer	2015	572,926	24,148	669,478	325,852	18,325	1,610,729
	2014	555,699	-	470,012	277,850	16,588	1,320,149

Patrick Fabbio	2016	$362,600	$-	$262,479	$134,842	$11,629	$771,550
Senior Vice President and	2015	87,834	-	597,950	-	2,376	688,160
Chief Financial Officer

Jeffrey D. Summer (4)	2016	$242,083	$-	$262,479	$58,730	$4,408	$567,700
Senior Vice President, Strategy and Performance

Bryce Tenbarge (5)	2016	$118,333	$-	$346,852	$52,821	$691	$518,697
Vice President, Commercial

Vivien Wong	2016	$390,152	$-	$262,479	$146,400	$18,578	$817,609
Executive Vice President,	2015	351,395	-	334,739	138,827	15,972	840,933
Development

Sheldon Hirt (6)	2016	$261,988	$-	$262,479	$-	$18,196	$542,663
Former Executive Vice	2015	183,413	-	819,513	85,745	10,160	1,098,831
President and General Counsel

___________

(1)

The amounts reported in the “Non-Equity Incentive Plan Compensation” column represent cash bonuses awarded under our annual incentive plan, while the amounts in the “Bonus” column represent discretionary bonuses awarded to certain NEOs during the fiscal year. Each of these bonuses is described in the Compensation Discussion and Analysis above.

(2)

The amounts reported in this column for each NEO reflect the aggregate grant date fair value of stock options granted to the NEO during the applicable fiscal year. The fair values were determined based on the assumptions for calculating expense amounts as set forth in the notes to our consolidated financial statements included in our Annual Report on Form 10-K for the relevant years (For 2016 grants, see Note 11 – Stock-Based Compensation, in our 2016 Annual Report, filed with the SEC on March 9, 2017). Additional information on the 2016 awards is included in the Grants of Plan-Based Awards for 2016 and Outstanding Equity Awards at 2016 Fiscal Year-End tables, below.

(3)

The amounts reported in this column for 2016 for each NEO include our matching contribution under our 401(k) Plan in the amount of $12,000 for Mr. Baker, $9,000 for Mr. Fabbio, $11,450 for Dr. Wong, and $12,000 for Mr. Hirt. This column also includes payments of premiums for enhanced life and disability insurance for Mr. Baker ($7,093), Mr. Fabbio ($2,629), Mr. Summer ($4,408), Mr. Tenbarge ($691), Dr. Wong ($7,128), and Mr. Hirt ($2,460) as well as accrued vacation payout upon termination for Mr. Hirt ($3,736).

(4)	Mr. Summer was promoted to Senior Vice President, Strategy and Performance in April 2016. He transitioned to part-time status (66.7% of a typical work week) in September 2016.

(5)	Mr. Tenbarge joined us as Vice President, Commercial in August 2016.

(6)	Mr. Hirt’s employment with us terminated in September 2016. Mr. Hirt did not receive any severance or other benefits in connection with his termination.

Employment Letters

In connection with his appointment as Senior Vice President and CFO in November 2015, we entered into an offer letter with Mr. Fabbio. The letter provides for a starting annual base salary of $350,000 and eligibility to participate in our annual cash incentive plan, with a target bonus opportunity equal to 35% of base salary. The letter includes certain non-competition, non-solicitation and other restrictive covenants in favor of the Company.

In connection with his appointment as Vice President, Commercial in August 2016, we entered into an offer letter with Mr. Tenbarge. The letter provides for a starting annual base salary of $325,000 and eligibility to participate in our annual cash incentive plan, with a target bonus opportunity equal to 30% of base salary. For 2016, Mr. Tenbarge was eligible for a prorated bonus opportunity to cover only the last six months of the year (50% of his target bonus opportunity of 30%, or 15% for 2016). Mr. Tenbarge was also granted an option to purchase 75,000 shares of our common stock, subject to vesting in equal annual installments over a five-year period, with the exercise price of the options equal to closing price of our common stock on the grant date. The letter includes certain non-competition, non-solicitation, and other restrictive covenants in favor of the Company.

Grants of Plan-Based Awards in 2016

The following table sets forth information regarding grants of compensatory awards we made to our NEOs during 2016. Each of these awards was granted under, and is subject to the terms of, the 2005 Plan.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Option Awards: Number of	Exercise or Base Price of	Grant Date Fair Value of Stock and
		Threshold	Target	Maximum	Securities Underlying	Option Awards	Option
	Grant Date	(d)	(d)	(d)	Options (#)(2)	($/Share)	Awards(3)
Mr. Baker	3/1/2016				175,000	$4.52	$556,774
	N/A	-	$296,776	$445,163

Mr. Fabbio	3/1/2016				82,500	$4.52	$262,479
	N/A	-	$126,910	$190,365

Mr. Summer	3/1/2016				82,500	$4.52	$262,479
	N/A	-	$55,275	$82,913

Mr. Tenbarge	10/3/2016				75,000	$6.77	$346,852
	N/A	-	$48,750	$73,125

Dr. Wong	3/1/2016				82,500	$4.52	$262,479
	N/A	-	$137,788	$206,682

Mr. Hirt	3/1/2016				82,500	$4.52	$262,479
	N/A	-	$155,400	$233,100

____________

(1)

These columns reflect opportunities to receive a bonus under our annual incentive plan for 2016. The terms of the plan are described in the Annual Bonus discussion under Compensation Discussion and Analysis, above. The amounts for Mr. Summer have been prorated to 66.7% of the levels originally approved by the Compensation Committee to reflect his transition to part-time status during 2016 as noted above. The amounts for Mr. Tenbarge have been prorated to reflect that his bonus was for the second half of 2016 only as he joined us during the year.

(2)

These option grants vest one-third in each of the three years beginning March 1, 2016, with the exception of Mr. Tenbarge’s option grant, which vests one-fifth in each of the five years beginning October 3, 2016. In each case, vesting is contingent on the executive’s continued employment through the vesting date.

(3)	These amounts reflect the aggregate grant date fair value of the award determined based on the assumptions described in note 1 to the Summary Compensation Table above.

Each of the stock option awards reported in the table above was granted under our 2005 Plan. The 2005 Plan is administered by the Compensation Committee, which has authority to interpret the plan provisions and make all required determinations. Plan awards are generally only transferable to a beneficiary of an awardee upon his or her death or, in certain cases, to family members for tax or estate planning purposes. If there is a Change of Control of the Company, the Compensation Committee may provide for the treatment of outstanding awards upon the transaction, including acceleration of vesting, elimination, or modification of performance or other conditions, extension of time to exercise or realize gain, acceleration of payment or cash settlement. The Compensation Committee has determined that all outstanding stock incentive awards held by a Company employee will vest in full if the employee is Terminated without Cause during the one-year period following a Change of Control (as such terms are defined in the 2005 Plan and our form of stock incentive award agreement).

Outstanding Equity Awards at 2016 Fiscal Year-End

The table below sets forth information regarding unexercised stock options held by our NEOs as of December 31, 2016. None of our NEOs held any unvested restricted stock or stock unit awards at December 31, 2016.

	Option Awards
	No. of Securities Underlying Unexercised Options (#) Exercisable	No. of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: No. of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price	Option Expiration Date
Mr. Baker	-	175,000	(1)	-	$4.52	3/1/2026
	44,000	88,000	(2)	-	$6.65	3/2/2025
	88,000	44,000	(3)	-	$4.70	3/3/2024
	120,000	-		-	$5.03	4/4/2023
	66,666	-		-	$9.81	3/1/2022
	62,500	-		-	$7.40	7/1/2021
	46,875	-		-	$7.40	7/1/2021
	200,000	-		-	$7.66	6/8/2021
	125,000	-		-	$5.35	7/1/2020
	150,000	-		-	$5.35	7/1/2020
	60,000	-		-	$16.05	7/1/2018
	10,000	-		-	$22.01	7/2/2017

Mr. Fabbio	-	82,500	(1)	-	$4.52	3/1/2026
	25,000	100,000		-	$6.77	12/1/2025

Mr. Summer	-	82,500	(1)	-	$4.52	3/1/2026
	4,000	16,000	(4)	-	$5.59	6/1/2025

Mr. Tenbarge	-	75,000	(5)	-	$6.77	10/3/2026

Dr. Wong	-	82,500	(1)	-	$4.52	3/1/2026
	22,000	44,000	(2)	-	$6.65	3/2/2025
	35,200	17,600	(3)	-	$4.70	3/3/2024
	37,500	37,500	(3)	-	$4.70	3/3/2024
	48,000	-		-	$5.03	4/4/2023
	40,000	-		-	$9.81	3/1/2022
	60,000	-		-	$7.40	7/1/2021
	25,000	-		-	$4.83	11/1/2020
	6,000	-		-	$5.35	7/1/2020
	3,375	-		-	$5.33	7/1/2019
	2,589	-		-	$16.05	7/1/2018
	6,000	-		-	$22.67	11/1/2017

Mr. Hirt	-	-		-	-	-

____________

(1)	These options vest in three annual installments measured from March 1, 2016.
(2)	These options vest in three annual installments measured from March 2, 2015.
(3)	These options vest in three annual installments measured from March 3, 2014.
(4)	These options vest in five annual installments measured from June 1, 2015.
(5)	These options vest in five annual installments measured from October 3, 2016.

Option Exercises and Stock Vested in 2016

The following table sets forth information regarding the exercise of stock options by our NEOs during 2016. Our NEOs did not hold any outstanding restricted stock or stock unit awards during 2016.

Option Awards
	No. of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)
Mr. Baker	-	$-
Mr. Fabbio	-	-
Mr. Summer	-	-
Mr. Tenbarge	-	-
Dr. Wong	-	-
Mr. Hirt	25,000	12,248

____________

(1)

The dollar amounts shown in this column for option awards are determined by multiplying (i) the number of shares of our common stock to which the exercise of the option related by (ii) the difference between the closing price per share of our common stock on the date of exercise and the per-share exercise price of the options.

Potential Payments upon Termination or Change in Control

We have no employment or other agreements with any of our NEOs that provide for severance benefits. As a result, the only benefits which the NEOs who are currently employed by us would be entitled to receive upon termination of employment or a change in control of the Company would be accelerated vesting of their equity awards if the executive is terminated by the Company without cause during the one-year period following a change in control, as provided in the applicable award agreements. As of December 31, 2016, the total value of each executive’s then-outstanding and unvested stock options (determined by multiplying the number of shares subject to the unvested options by the amount, if any, by which the closing price of our common stock on the last trading day of fiscal 2016 ($8.64) exceeded the option exercise price) would have been:

Name	Value of Unvested Options ($)
Mr. Baker	$1,069,480
Mr. Fabbio	526,900
Mr. Summer	388,700
Mr. Tenbarge	140,250
Dr. Wong	644,554

As noted above, we do not provide reimbursement or gross-up payments to NEOs for parachute payment taxes incurred in connection with a change in control.

Director Compensation - 2016

The following table sets forth information regarding the aggregate compensation we paid for 2016 to the members of our Board who are not employed by us or any of our subsidiaries (“non-employee directors”). Mr. Baker did not receive any additional compensation for services provided as a Board member during 2016, and continues to serve as a director without compensation for such services.

	Fees Earned or Paid in Cash	Option Awards (1)	All Other Compensation ($)	Total ($)
Mr. Crowley	$106,125	$184,889	$-	$291,014
Mr. Campbell	29,293	134,465	-	163,758
Dr. Ferrante	65,000	67,233	-	132,233
Mr. Kishbauch	73,250	67,233	-	140,483
Dr. Maddon (2)	11,250	-	-	11,250
Dr. Scheinberg	80,000	67,233	-	147,233
Ms. Williams	84,125	67,233	-	151,358

 ____________

(1)

At December 31, 2016, the aggregate number of stock options outstanding for each of our non-employee directors was as follows: ; Mr. Campbell, 40,000; Mr. Crowley, 375,000; Dr. Ferrante, 100,000; Mr. Kishbauch, 115,342; Dr. Maddon, 667,500 (which includes 597,500 options previously granted to Dr. Maddon for services as a Company employee); Dr. Scheinberg, 147,857; and Ms. Williams, 165,000. Each non-employee director, except for Dr. Maddon and Mr. Campbell, was granted a fully-vested option with respect to 20,000 shares of our common stock on the date of our 2016 annual meeting (the Chair option grant for Mr. Crowley covered 55,000 shares). The grant date fair value of each of these options was $67,233 (or $184,889 in the case of Mr. Crowley’s grant). In addition, Mr. Campbell was granted an option with respect to 40,000 shares in June 2016 with a grant date fair value of $134,465. In each case, the grant date fair values of the options granted to our non-employee directors are determined based on the assumptions described in Note 1 to the Summary Compensation Table for NEOs.

(2)	Dr. Maddon ceased to be a member of our Board effective June 2016.

For Board and committee service under our director compensation policy, our non-employee directors are entitled to receive:

●

a $45,000 annual retainer for Board service ($75,000 for service as Chair), an annual retainer fee for committee service as (i) Audit Committee member ($10,000) or Chair ($35,000; currently Ms. Williams); (ii) Compensation Committee member ($7,000) or Chair ($22,000; currently Mr. Crowley); (iii) Nominating and Corporate Governance Committee member ($5,000) or Chair ($13,000; currently Mr. Kishbauch); and (iv) Science Committee member ($10,000) or Chair ($35,000; currently Dr. Scheinberg); and

●

a fully-vested option for 20,000 common shares (55,000 in the case of the Chair) and, for newly-appointed directors joining the Board, a one-time option for 40,000 common shares vesting over five years.

Option awards for Board service are granted under the 2005 Plan (or any successor plan thereto). These options each have a ten-year term and have an exercise price equal to the closing price of our stock on the grant date. The Board has discretion to grant additional awards under the 2005 Plan to our directors as it deems appropriate.

Equity Compensation Plan Information

The following table sets forth certain information related to our equity compensation plans as of December 31, 2016.

	Number of shares to be issued upon exercise of outstanding options (1)(2)	Weighted average exercise price of outstanding options	Number of shares remaining available for future issuance (excluding securities reflected in first column) (3)
Equity compensation plans approved by stockholders	4,887,099	$7.57	4,495,862

Equity compensation plans not approved by stockholders	-	-	-

Total	4,887,099	$7.57	4,495,862

____________

(1)	All of these shares were subject to options granted under the 2005 Plan. No awards other than stock options were outstanding under any of our plans.
(2)	The weighted average remaining term of our outstanding options was 5.81 years at December 31, 2016.
(3)

All of these shares were available for award grant purposes under our 2005 Plan. Subject to certain express limits of the 2005 Plan, shares available under the 2005 Plan generally may be used for any type of award authorized under that plan including options, stock appreciation rights, stock awards, restricted stock and restricted stock units.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information as of March 31, 2017, except as noted, regarding the beneficial ownership of the common stock by (i) each person or group known to us to be the beneficial owner of more than 5% of our common stock outstanding, (ii) each of our directors and executive officers, and (iii) all of our directors and executive officers as a group.

	Shares Beneficially Owned (2)
Name and Address of Beneficial Owner (1)	Number	Percent
Federated Investors, Inc.(3) Federated Investors Tower Pittsburgh, PA 15222-3779	12,287,200	17.50%

BlackRock, Inc. (4) 55 East 52nd Street New York, NY 10022	9,340,702	13.30%

Broadfin Capital, LLC (5) 300 Park Avenue, 25th Floor New York, NY 10022	8,951,169	12.75%

FMR LLC (6) 245 Summer Street Boston, MA 02210	3,580,156	5.10%

Mark R. Baker (7)	1,280,514	1.79%

Bradley L. Campbell	-	N/A

Peter J. Crowley (8)	375,000	*

Karen J. Ferrante (9)	84,000	*

Michael D. Kishbauch (10)	99,342	*

David A. Scheinberg (11)	194,039	*

Nicole S. Williams (12)	145,000	*

Patrick Fabbio (13)	52,500	*

Jeffrey Summer (14)	31,500	*

Bryce Tenbarge	-	N/A

Vivien Wong (15)	375,635	*

All directors and executive officers as a group (16)	2,637,530	3.63%

____________

* Less than one percent.

(1)	The address of each beneficial owner who is a director or officer of the Company is in care of the Company.

(2)

With respect to our directors and executive officers, and except as indicated and/or pursuant to applicable community property laws, each stockholder possesses sole voting and investment power with respect to the shares of common stock listed. The number of shares of common stock beneficially owned includes shares issuable pursuant to stock options held by the stockholder that are currently exercisable (i.e., within 60 days of March 31, 2017). Shares issuable upon exercise of these options are deemed outstanding for computing the percentage of beneficial ownership of the person holding the options but not of any other person. None of the shares held by our directors and executive officers are pledged as collateral.

With respect to other stockholders identified above, the percent reported is calculated by dividing (i) the number of shares reported by the stockholder in the Schedule 13G filing described in the related note by (ii) the aggregate number of our common shares outstanding on March 31, 2017, and differs from the Percent of Class reported in the stockholder’s Schedule 13G; it assumes that the stockholder continued to own the number shares reported in its Schedule 13G on March 31, 2017.

(3)

Based on a Schedule 13G (Amendment No. 13) filed February 14, 2017, which reports that Federated Investors, Inc. is the parent holding company of Federated Equity Management Company of Pennsylvania and Federated Global Investment Management Corp., which act as investment advisers to registered investment companies and separate accounts that own the shares reported. Such document also reports that the investment advisers are wholly owned subsidiaries of FII Holdings, Inc., which is wholly owned subsidiary of Federated Investors, Inc., all of whose outstanding voting stock is held in the Voting Shares Irrevocable Trust for which John F. Donahue, Rhodora J. Donahue and J. Christopher Donahue act as trustees.

(4)

Based on a Schedule 13G (Amendment No. 4) filed on March 9, 2017, BlackRock (Netherlands) B.V., BlackRock Advisors, LLC, BlackRock Asset Management Canada Limited, BlackRock Asset Management Ireland Limited, BlackRock Asset Management Schweiz AG, BlackRock Financial Management, Inc., BlackRock Fund Advisors, BlackRock Institutional Trust Company, N.A. and BlackRock Investment Management, LLC acquired the securities reported.

(5)

Based on a Schedule 13G (Amendment No. 4) filed on February 13, 2017, which reports that Broadfin Capital, LLC, Broadfin Healthcare Master Fund, Ltd., and Kevin Kotler have shared power to vote or to direct the vote and to dispose or to direct the disposition of the securities reported.

(6)

Based on a Schedule 13G (Amendment No. 5) filed on February 13, 2017, which reports that Fidelity Management & Research Company (FMR Co), a wholly-owned subsidiary of FMR LLC (FMR) and an investment adviser registered under section 203 of the Investment Advisers Act of 1940, is the beneficial owner of the shares reported as a result of acting as investment adviser to various investment companies registered under section 8 of the Investment Company Act of 1940.

(7)	Includes 161,140 shares outstanding and 1,119,374 issuable upon exercise of currently exercisable options.

(8)	Consists of 375,000 shares issuable upon exercise of currently exercisable options.

(9)	Consists of 84,000 shares issuable upon exercise of currently exercisable options.

(10)	Consists of 99,342 shares issuable upon exercise of currently exercisable options.

(11)	Includes 46,182 shares outstanding and 147,857 issuable upon exercise of currently exercisable options.

(12)	Includes 5,000 shares outstanding and 140,000 issuable upon exercise of currently exercisable options.

(13)	Includes 52,500 shares issuable upon exercise of currently exercisable options.

(14)	Includes 31,500 shares issuable upon exercise of currently exercisable options.

(15)	Includes 4,121 shares outstanding and 371,514 issuable upon exercise of currently exercisable options.

(16)	Includes 216,443 shares outstanding and 2,421,087 issuable upon exercise of currently exercisable options held by directors, NEOs and other executive officers of the Company.

OTHER MATTERS

Certain Relationships and Related Transactions

We have entered into indemnification agreements with each of our directors and executive and other officers. These agreements require us to indemnify such individuals to the fullest extent permitted by Delaware law for certain liabilities to which they may become subject as a result of their affiliation with us.

Our Code of Business Ethics and Conduct, which our Corporate Governance Guidelines make applicable to all directors and employees, including our CEO and CFO, requires all Progenics personnel to act in the best interests of the Company consistent with their duty of loyalty to it, including by avoiding situations and relationships that involve actual or potential conflicts of interest. Situations that could be perceived as conflicts of interest include related party transactions. Our Code of Business Ethics and Conduct requires our personnel who believe they are involved in or become aware of a potential conflict of interest to discuss the matter with the individual’s manager and our General Counsel. Our Audit Committee is required and empowered to meet with our management and independent auditors to review all related party transactions that would be required to be disclosed in our annual proxy statement for potential conflicts of interest situations and, on an ongoing basis, approve such transactions. The Audit Committee’s policy is to approve only those transactions that are in the best interests of our stockholders. In addition, our Nominating and Corporate Governance Committee is required and empowered to conduct any and all investigations into alleged violations of our Corporate Governance Guidelines or Code of Business Ethics and Conduct, and present the results of such investigations to our Board.

Section 16(a) Beneficial Ownership Reporting Compliance

Based solely on a review of the reports under Section 16(a) of the Exchange Act and representations furnished to us with respect to the last fiscal year, we believe that each of the persons required to file such reports is in compliance with all applicable filing requirements. We continue to monitor the effectiveness of our policies and procedures designed to ensure compliance with Section 16 reporting requirements.

Transactions in Stock by Insiders

We have established stock transaction guidelines governing the way in which persons who may be considered insiders (directors, executive officers and certain key employees who we may designate from time to time) may effect transactions in shares of our common stock. From time to time, insiders may engage in transactions in our common stock in accordance with these guidelines following applicable SEC rules or in pre-arranged stock trading (or 10b5-1) plans.

Rule 10b5-1 plans enable persons who may be considered insiders to establish written pre-arranged stock trading plans which are designed to enable the person to arrange for stock transactions to be executed by a third party (such as a broker) on his or her behalf without violating securities laws prohibiting trading on the basis of material, non-public information. The plans establish predetermined trading parameters (amount, price and date of transactions) that do not permit the person adopting the plan to exercise any subsequent influence over how, when or whether to effect trades. These plans also permit our insiders to gradually diversify their investment portfolios or increase their ownership interest in the Company and may minimize the market impact of stock trades by spreading them over an extended period of time.

Stockholder Proposals

SEC rules provide that certain stockholder proposals must be included in the Proxy Statement for our Annual Meeting. For a proposal to be considered for inclusion in next year’s Proxy Statement, it must be submitted in writing to our Corporate Secretary no later than December 29, 2017. If we receive notice after that date of a stockholder’s intent to present a proposal at our 2018 Annual Meeting, we will have the right to exercise discretionary voting authority with respect to such proposal, if presented at the meeting, without including information regarding such proposal in our proxy materials.

Householding of Proxy Materials

In order to reduce printing costs and postage fees, we mail only one copy of the Notice and/or the Annual Report and Proxy Statement to any one address, unless we receive contrary instructions from any stockholder at that address (known as “householding”).

We will deliver upon written or oral request a separate copy of the Notice and/or the Annual Report and Proxy Statement to any stockholder at a shared address to which a single copy of these materials was delivered. If you are a stockholder of record, you may contact us by writing c/o the Corporate Secretary at our corporate headquarters located at One World Trade Center, 47th Floor, Suite J, New York, NY 10007 or by calling us at 646-975-2500. If you are a beneficial but not record owner, you can request additional copies, or you can request householding, by notifying your broker, bank, or nominee.

Other Business

The Board knows of no other business to be acted upon at the Meeting. If any other business properly comes before the Meeting, however, it is the intention of the persons named in the enclosed Proxy Card to vote on such matters as recommended by the Board.

We will appreciate the prompt return of your proxy, which will be helpful in obtaining the necessary vote. Therefore, whether or not you expect to attend the Meeting, please follow the instructions on the Notice and submit your proxy.

By order of the Board of Directors,

/s/ Mark R. Baker

MARK R. BAKER

Chief Executive Officer

New York, New York

April 27, 2017

PROGENICS PHARMACEUTICALS, INC.

ONE WORLD TRADE CENTER, 47TH FLOOR

NEW YORK, NY 10007

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 PM EDT on the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE – 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 PM EDT on the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717

VOTE IN PERSON

Attend the Annual Shareholders Meeting at 10:00 AM EDT on Wednesday, June 14, 2017.

The Company’s offices located at

One World Trade Center, 47th Floor

New York, NY 10007

You must RSVP that you will attend the meeting in person by sending an email with your contact information to investor.relations@progenics.com.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS
FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
PROGENICS PHARMACEUTICALS, INC.

The Board of Directors recommends you vote FOR each of the Nominees named below:

1. Election of Directors

NOMINEES:	For	Against	Abstain

01) Peter J. Crowley	☐	☐	☐
02) Mark R. Baker	☐	☐	☐
03) Bradley L. Campbell	☐	☐	☐
04) Karen J. Ferrante	☐	☐	☐
05) Michael D. Kishbauch	☐	☐	☐
06) David A. Scheinberg	☐	☐	☐
07) Nicole S. Williams	☐	☐	☐

The Board of Directors recommends you vote FOR each of the following proposals:
		For	Against	Abstain
2.	Approving, on an advisory basis, of the compensation of the Company’s named executive officers as disclosed in this year’s Proxy Statement.	☐	☐	☐

		1 Year	2 Years	3 Years
3.	Indicating, on an advisory basis, stockholder preference for the frequency of future advisory votes on compensation of named executive officers.	☐	☐	☐
		For	Against	Abstain
4.	Ratifying of the Board’s selection of Ernst & Young LLP to serve as the Company’s independent registered public accounting firm for 2017.	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting

The Company’s Notice of Meeting, Proxy Statement and 2016 Form 10-K and Annual Report are available at www.proxyvote.com

PROGENICS PHARMACEUTICALS, INC. ANNUAL MEETING OF STOCKHOLDERS JUNE 14, 2017 – 10:00AM THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

The undersigned(s) hereby appoint(s) Mark R. Baker and Patrick Fabbio, and each of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of PROGENICS PHARMACEUTICALS, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 10:00AM EDT on June 14, 2017, at the Company’s offices located at One World Trade Center, 47th Floor, New York, NY 10007, and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE BOARD OF DIRECTORS’ RECOMMENDATIONS.

(Continued and to be signed on the reverse side)